SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Deluxe Corporation

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Deluxe Corporation 3680 Victoria Street N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235 www.deluxe.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2005

To the Shareholders of Deluxe Corporation:

        The 2005 annual meeting of shareholders will be held at the Deluxe Corporation headquarters located at 3680 Victoria Street North, Shoreview, Minnesota on Wednesday, April 27, 2005, at 2:00 p.m. Central Daylight Time for the following purposes:

1.	To elect ten directors to hold office until the 2006 annual meeting of shareholders.

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of Deluxe for the year ending December 31, 2005.

3.	To take action on any other business that may properly come before the meeting and any adjournment thereof.

        Shareholders of record at the close of business on March 7, 2005 are entitled to vote at the meeting and at any adjournment thereof.

        Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible or follow the instructions on the proxy card for voting via telephone or over the internet to ensure the presence of a quorum and save Deluxe further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you decide to attend the meeting and vote in person, you may withdraw your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony C. Scarfone Secretary

March 25, 2005

DELUXE CORPORATION

3680 Victoria Street N., Shoreview, Minnesota 55126-2966

Proxy Statement 2005 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 2005

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
What is the purpose of the meeting?	1
How does the Board recommend that I vote?	1
Who is entitled to vote at the meeting?	1
How many shares must be present to hold the meeting?	1
What is the difference between a shareholder of record and a "street name" holder?	1
How do I vote my shares?	1
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the meeting?	2
What vote is required to elect directors?	2
What vote is required on proposals other than the election of directors?	2
How are votes counted?	2
What if I do not specify how I want my shares voted?	3
Can I change my vote?	3
Who pays the cost of proxy preparation and solicitation?	3
STOCK OWNERSHIP AND REPORTING	3
Director and Executive Officer Ownership Guidelines	3
Security Ownership of Certain Beneficial Owners and Management	4
Section 16(a) Beneficial Ownership Reporting Compliance	6
ITEM 1: ELECTION OF DIRECTORS	6
BOARD STRUCTURE AND GOVERNANCE	11
Board Oversight and Director Independence	11
Meetings and Committees of the Board of Directors	11
Audit Committee	12
Compensation Committee	12
Corporate Governance Committee	13
Finance Committee	13
Corporate Governance Principles	13
Code of Ethics and Business Conduct	14
Board Composition and Qualifications	14
Director Selection Process	15
Lead Independent Director; Executive Sessions	15
Communications with Directors	16
Audit Committee Expertise; Complaint-Handling Procedures	16
Director Compensation	16
COMPENSATION OF EXECUTIVE OFFICERS	18
Compensation Committee Report on Executive Compensation	18

Summary Compensation Table	22
Valuation of Perquisites	23
Stock Options	24
Long-Term Incentive Awards	26
Deferred Compensation Plan	26
Retention Agreements, Severance Agreements and Change of Control Arrangements	27
COMPARATIVE STOCK PERFORMANCE	30
FISCAL YEAR 2004 AUDIT AND INDEPENDENT AUDITORS	30
Audit Committee Report	30
Fees Paid to Independent Auditors	32
Policy on Audit Committee Pre-Approval of Independent Auditor Fees and Services	32
ITEM 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	33
OTHER BUSINESS	33
2006 SHAREHOLDER PROPOSALS	33
APPENDICES
Appendix A: Director Independence Standards	A-1

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the meeting?

        At our annual meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this proxy statement. There are two proposals scheduled to be voted on at the meeting:

  Elect ten directors;
  Ratify the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent auditors.

        We will also consider any other business that may properly be presented at the meeting, and management will report on Deluxe’s performance during the last fiscal year and respond to questions from shareholders.

        The Board of Directors of Deluxe is asking you to vote on the proposed items of business. This proxy statement and form of proxy, along with our annual report to shareholders, are first being sent to shareholders on or about March 28, 2005.

How does the Board recommend that I vote?

        The Board of Directors recommends a vote:

  FOR all of the nominees for director;
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent auditors for the fiscal year ending December 31, 2005.

Who is entitled to vote at the meeting?

        The Board has set March 7, 2005, as the record date for the meeting. If you were a shareholder of record at the close of business on March 7, 2005, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date.

        As of the record date, 50,505,120 shares of Deluxe common stock were outstanding. Deluxe does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

        A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote (with respect to the election of directors) of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if:

  the shareholder is present and votes in person at the meeting; or
  the shareholder has properly submitted a proxy or voted by telephone or via the internet.

What is the difference between a shareholder of record and a “street name” holder?

        If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, and your shares are held in “street name”.

How do I vote my shares?

        If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

  over the telephone by calling 1-800-240-6326;
  electronically, using the internet at http://www.eproxy.com/dlx; or
  by mailing the enclosed proxy card.

        The telephone and internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the internet, please refer to the specific instructions on the enclosed proxy card. If you wish to vote using the paper proxy card, please return your signed proxy card to us before the meeting. You may also vote in person at the meeting.

        If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instruction card.

What does it mean if I receive more than one proxy card?

        It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by telephone or via the internet, vote once for each proxy card you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, Wells Fargo Bank, N.A., at P.O. Box 64854, St. Paul, Minnesota 55164 or by telephone at 800-468-9716 (toll-free).

        In addition to a proxy card, you may also receive a “voting instructions” card which appears very similar to a proxy card. Voting instructions are prepared by brokers, banks or other nominees for shareholders who hold shares in street name.

Can I vote my shares in person at the meeting?

        Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.

        If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

        In accordance with Minnesota law, directors are elected by a plurality of votes cast. The ten nominees receiving the highest number of votes will be elected.

What vote is required on proposals other than the election of directors?

        With respect to each item of business to be voted on at the meeting other than the election of directors, the affirmative vote of a majority of the shares present and entitled to vote with respect to that item is required for the approval of the item (provided that the total number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares).

How are votes counted?

        Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. Shareholders may also vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

        If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum.

        If you ABSTAIN from voting on the proposals, your abstention has the same effect as a vote against those proposals. If you WITHHOLD authority to vote for one of the directors, this has the same effect as a vote against the director(s).

        If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question.

What if I do not specify how I want my shares voted?

        If you do not specify on your returned proxy card (or when giving your proxy by telephone or via the internet) how you want to vote your shares, we will vote them:

  FOR the election of all of the nominees for director;
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent auditors for the fiscal year ending December 31, 2005.

Can I change my vote?

        Yes.    You may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

  by sending a written notice of revocation to the Corporate Secretary of Deluxe;
  by submitting another properly signed proxy card at a later date to the Corporate Secretary;
  by submitting another proxy by telephone or via the internet at a later date; or
  by voting in person at the meeting.

Who pays the cost of proxy preparation and solicitation?

        Deluxe pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $7,000, plus associated costs and expenses.

        We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by directors, officers and regular employees of Deluxe. These individuals receive no compensation (other than their regular salaries) for these services.

STOCK OWNERSHIP AND REPORTING

Director and Executive Officer Ownership Guidelines

        The Board has established stock ownership guidelines for directors and executive officers. These guidelines set ownership targets for each director and executive officer, with the expectation that the target be achieved within five years of the time the individual first became a non-employee director or executive officer, whichever is applicable. The Board also maintains guidelines restricting a director’s or officer’s ability to sell shares received upon the exercise of options or vesting of other stock-based awards until they have achieved their ownership targets. The ownership target for non-employee directors is shares having a value of at least five (5) times the current Board retainer. Executive officers have targets based on a multiple of annual base salary, as follows: five times base salary for the chief executive officer; three times base salary for the chief operating officer; and two times base salary for all other executives. All directors and executive officers either have achieved their targets or are on track to achieve their targets within the required timeframe.

3

Security Ownership of Certain Beneficial Owners and Management

        The following table shows, as of March 7, 2005 (unless otherwise noted), the number of shares of common stock beneficially owned by (1) each person who is known by Deluxe to beneficially own more than five percent of Deluxe’s outstanding common stock, (2) each director and nominee for director of Deluxe, (3) each executive officer named in the Summary Compensation Table that appears elsewhere in this proxy statement, and (4) all of the current directors, nominees and executive officers of Deluxe as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Barclays (1)	6,495,553	12.86

Lawrence J. Mosner(2)	662,061	1.31

Ronald E. Eilers(3)	193,297	*

Douglas J. Treff(4)	145,060	*

Guy C. Feltz(5)	85,159	*

Richard L. Schulte(6)	125,152	*

T. Michael Glenn(7)	1,329	*

Charles A. Haggerty(8)	17,797	*

Isaiah Harris, Jr.(9)	1,329	*

William A. Hawkins, III (10)	2,338	*

Cheryl Mayberry McKissack(11)	6,884	*

Stephen P. Nachtsheim(12)	17,938	*

Mary Ann O'Dwyer (13)	3,486	*

Martyn R. Redgrave(14)	10,903	*

Robert C. Salipante(15)	15,332	*

All directors, nominees and executive officers
as a group (19 persons)(15)	1,512,581	3.00

* Less than 1%.
4

(1)

Based on a Schedule 13G filed with the Securities and Exchange Commission on August 10, 2004, reporting beneficial ownership as of December 31, 2004 by Barclays Global Investors, NA., (3,883,191 shares), Barclays Global Fund Advisors (2,001,018 shares), Barclays Global Investors, Ltd. (580,544 shares), and Palomino Limited (30,800 shares). These entities (the “Barclays Reporting Group”) each have sole voting and dispositive power with respect to the number of shares indicated after their respective names and the members of the Barclays Reporting Group are, collectively, the beneficial owners of an aggregate of 6,495,553 shares of common stock.

(2)	Includes 551,667 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 5,200 shares of restricted stock.

(3)	Includes 150,216 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 2,170 shares of restricted stock.

(4)	Includes 122,285 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 1,125 shares of restricted stock.

(5)	Includes 68,467 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 1,125 shares of restricted stock.

(6)	Includes 109,718 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 854 shares of restricted stock.

(7)	Includes 1,000 shares of restricted stock that vest in equal installments on the dates of Deluxe’s next three annual shareholder meetings.

(8)

Includes 2,001 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 4,796 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Deluxe Corporation Non-Employee Director Stock and Deferral Plan (the “Director Plan”).

(9)

Includes 1,000 shares of restricted stock that vest in equal installments on the dates of Deluxe’s next three annual shareholder meetings, and 329 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(10)

Includes 1,000 shares of restricted stock that vest in equal installments on the dates of Deluxe’s next three annual shareholder meetings, 334 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 1,004 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(11)	Includes 2,001 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(12)

Includes 4,001 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 1,000 shares held by the Nachtsheim Family Trust, and 9,966 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(13)

Includes 667 shares of restricted stock that vest in equal installments on the dates of Deluxe’s next two annual shareholder meetings, 334 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 2,152 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(14)

Includes 2,001 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, and 5,902 restricted stock units received in lieu of director’s fees pursuant to the deferral option under the Director Plan.

(15)	Includes 3,001 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(16)

Includes 1,198,605 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 13,326 shares of restricted stock, and 24,149 restricted stock units received in lieu of directors’ fees pursuant to the deferral option under the Director Plan.

5

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Deluxe’s directors, executive officers and any persons holding more than 10% of Deluxe’s common stock (collectively, “Reporting Persons”) to report their initial ownership of securities of Deluxe and any subsequent changes in that ownership to the Securities and Exchange Commission. The Commission has established specific due dates for these reports, and Deluxe is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date. Based solely on a review of the copies of these reports and written representations from the executive officers and directors, we believe that all Reporting Persons timely filed all required reports for fiscal year 2004.

ITEM 1:   ELECTION OF DIRECTORS

Nominees for Election

        There are currently eleven individuals serving on the Board of Directors. As of the date of the meeting, the Board has set the size of the Board at ten directors and recommends that the individuals presented on the following pages be elected to serve on the Board until the 2006 annual meeting of shareholders. All of the nominees are current directors. In addition, with the exception of Messrs. Mosner and Eilers, all nominees have been determined by the Board to meet the independence standards of the New York Stock Exchange (see the discussion of Director Independence in the “BOARD STRUCTURE AND GOVERNANCE” section of this proxy statement). The only current director not standing for reelection to the Board is Robert C. Salipante, who will be retiring from the Board effective as of the meeting.

        All of the nominees have consented to being named as a nominee in this proxy statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

        Mr. Mosner has previously announced his intention to retire in 2005, whereupon he would resign as Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors has engaged an executive search firm to identify Mr. Mosner’s successor as Chief Executive Officer, and Mr. Mosner has agreed to continue in his roles as Chairman and Chief Executive Officer until his successor is named. As a result, if the Board appoints a new Chief Executive Officer prior to the annual meeting, Mr. Mosner’s intention is to resign and not stand for reelection to the Board. If the Board does not appoint a new Chief Executive Officer prior to the annual meeting, Mr. Mosner will stand for reelection and resign at such time as his replacement is appointed by the Board.

6

RONALD E. EILERS Director Since August 2000.	Age 57

President and Chief Operating Officer of Deluxe

Mr. Eilers has served as Deluxe’s Chief Operating Officer since December 2000. From August 1997 to December 2000, he was a Senior Vice President of Deluxe and managed its Paper Payment Systems business. From February 1997 to August 1997, Mr. Eilers was President of Deluxe Direct, Inc., a subsidiary of Deluxe, and from October 1996 to February 1997 was Vice President of Deluxe Direct, Inc.

T. MICHAEL GLENN Director Since August 2004.	Age 49

Executive Vice President, Market Development and Corporate Communications, FedEx Corporation

Mr. Glenn has served as Executive Vice President of Market Development and Corporate Communications at FedEx Corporation (“FedEx”) since February 1998. He is responsible for the corporation’s worldwide marketing and sales, strategic planning and corporate communications at its six subsidiaries, as well as overall management responsibility for the company’s information technology function. He has been with FedEx since 1981.

CHARLES A. HAGGERTY Director Since December 2000.	Age 63

Chairman (Retired), Western Digital Corporation

Mr. Haggerty was Chairman of the Board of Western Digital Corporation from July 1993 until his retirement in June 2000. Mr. Haggerty was also Chief Executive Officer of Western Digital from July 1993 to January 2000, and was President from June 1992 to July 1993. Western Digital is a manufacturer of hard disk drives. Mr. Haggerty is also a director of Beckman Coulter, Inc., Pentair, Inc., Imation Corp. and Engenio Information Technologies, a subsidiary of LSI Logic Corporation.

7

ISAIAH HARRIS, JR. Director Since August 2004.	Age 52

President, BellSouth Advertising & Publishing Group, Inc.

In December 2004, Mr. Harris was named President of BellSouth Advertising & Publishing Group (A&P), a subsidiary of BellSouth Corporation (“BellSouth”). A&P is responsible for the marketing and publishing of The Real Yellow Pages® from BellSouth, and includes BellSouth Advertising & Publishing Corporation, The Berry Company, Stevens Graphics and IntelliVentures. He is also responsible for the corporation’s European wireless telecommunications operations. He has been with BellSouth since 1997 serving in various executive positions, including President of BellSouth Enterprises from January to December 2004, President of Consumer Services from September 2000 to December 2003, and Vice President of Finance from January to September 2000.

WILLIAM A. HAWKINS, III Director since May 2004.	Age 51

President and Chief Operating Officer, Medtronic, Inc.

In May 2004, Mr. Hawkins was named President and Chief Operating Officer of Medtronic, Inc., a medical device company. From January 2002 until his appointment as Chief Operating Officer, Mr. Hawkins served as Senior Vice President of Medtronic, and President of its vascular business. Prior to joining Medtronic, Mr. Hawkins served as Chief Executive Officer of Novoste Corporation, a medical device company, from 1998 to 2001.

CHERYL MAYBERRY McKISSACK Director Since December 2000.	Age 49

Chairperson and Chief Executive Officer, Nia Enterprises, LLC

Nia Enterprises, LLC is an interactive communications company for diversity marketing and database services, of which Ms. Mayberry McKissack is also the founder. From November 1997 to November 2000, Ms. Mayberry McKissack served as Senior Vice President and General Manager of worldwide sales and marketing for Open Port Technology, Inc., a provider of internet infrastructure messaging solutions. Ms. Mayberry McKissack also serves as director of Private Bancorp, Inc.

8

LAWRENCE J. MOSNER Director Since August 1999.	Age 63

Chairman and Chief Executive Officer of Deluxe

Prior to being named Deluxe’s Chairman and Chief Executive in December 2000, Mr. Mosner served as Vice Chairman, a position he assumed in August 1999. Before being named Vice Chairman, Mr. Mosner served as Executive Vice President of Deluxe with overall responsibility for Deluxe’s day-to-day operations from July 1997 until April 1999, at which point he was designated to lead Deluxe’s initiative to restructure Deluxe’s various businesses and evaluate strategic alternatives for enhancing shareholder value. From February to July 1997, Mr. Mosner was Senior Vice President of Deluxe and served as President of its Paper Payment Systems business. From November 1995 until February 1997, Mr. Mosner served as Senior Vice President of Deluxe and President of Deluxe Direct, Inc., a subsidiary of Deluxe that included all of its business units selling direct to consumers and direct to small business customers.

STEPHEN P. NACHTSHEIM Director Since November 1995.	Age 60

Vice President (Retired), Intel Corporation

Mr. Nachtsheim was a Corporate Vice President of Intel Corporation, a designer and manufacturer of integrated circuits, microprocessors and other electronic components, and the co-director of Intel Capital from 1998 until his retirement in July 2001. From 1994 until 1998, Mr. Nachtsheim served as the General Manager of Intel’s Mobile/Handheld Products Group.

MARY ANN O’DWYER Director Since October 2003.	Age 49

Senior Vice President — Finance and Operations and Chief Financial Officer, Wheels, Inc.

Ms. O’Dwyer joined Wheels, Inc. in 1991 and has been their chief financial officer since 1994. She also has held the position of Senior Vice President – Finance and Operations since 2000. Wheels, Inc. is a major provider of automotive fleet management services. Ms. O’Dywer also serves as a director of Wheels, Inc.

9

MARTYN R. REDGRAVE Director Since August 2001.	Age 52

Executive Vice President and Chief Administrative Officer, Limited Brands, Inc.

In March of this year, Mr. Redgrave became Executive Vice President and Chief Administrative Officer of Limited Brands, Inc., an international operator of specialty retail stores and direct marketing organization. Prior to joining Limited Brands, Mr. Redgrave served for eleven years as the Executive Vice President-Finance and Chief Financial Officer of Carlson Companies, Inc., a worldwide provider of hospitality, travel and marketing services.

The Board of Directors recommends that you vote FOR the election of each nominee named above. [Left blank intentionally]

10

BOARD STRUCTURE AND GOVERNANCE

Board Oversight and Director Independence

        Deluxe’s business, property and affairs are managed under the general direction of our Board of Directors. In providing this oversight, the Board adheres to a set of Corporate Governance Guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment. The complete text of Deluxe’s Corporate Governance Guidelines is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

        A critical component of our corporate governance philosophy is that a majority of our directors, and preferably a substantial majority, be individuals who meet strict standards of independence, meaning that they have no relationship with Deluxe, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to Deluxe and its shareholders. The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our directors be independent, and that our Corporate Governance, Audit and Compensation Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the Board to have no material relationship with Deluxe other than as a director. In accordance with the NYSE listing standards, our Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with Deluxe, its independent auditors, or any commercial or not-for-profit entity with which Deluxe has a relationship. Consistent with regulations of the Securities and Exchange Commission (“SEC”), our Director Independence Standards also prohibit Audit Committee members from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from Deluxe, other than in their capacity as Board or Committee members. The complete text of our Director Independence Standards is attached as Appendix A to this proxy statement and also is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

        The Board has determined that every director and nominee, with the exceptions of Messrs. Mosner and Eilers, satisfies our Director Independence Standards. The Board also has determined that every member of its Corporate Governance, Audit and Compensation Committees is an independent director.

Meetings and Committees of the Board of Directors

        There were seven (7) meetings of the Board of Directors in 2004. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings of the Board and its committees on which he or she served during the year. It also is our policy that directors attend our annual shareholder meetings, and all such directors are expected to be in attendance at this year’s meeting. All individuals then serving as directors attended last year’s annual meeting of shareholders.

        The Board of Directors has four standing committees:

  Audit Committee

  Compensation Committee

  Corporate Governance Committee

  Finance Committee

        Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption. The following tables provide a summary of each committee’s responsibilities, the number of meetings of each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Responsibilities
  Appoints and replaces the independent auditor, subject to ratification by our shareholders, and oversees the work of the independent auditor.
  Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.
  Reviews and discusses with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Deluxe's Annual Report on Form 10-K.
  Reviews and discusses with management and the independent auditor our quarterly financial statements and the associated earnings news releases.
  Reviews and discusses with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls.
  Reviews and discusses with the independent auditor our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and other material written communications between the independent auditor and management.
  Discusses with management Deluxe’s major financial risk exposures.
  Oversees the work of our internal auditors.
  Reviews the effectiveness of Deluxe's legal and ethical compliance programs and maintains procedures for the receipt, retention and handling of complaints by employees regarding accounting, internal controls and auditing matters.
Number of meetings in 2004: 10 Directors who serve on the committee: Martyn R. Redgrave, Chair Isaiah Harris, Jr. William A. Hawkins, III Cheryl Mayberry McKissack Mary Ann O’Dwyer

Compensation Committee

Responsibilities
  Develops our executive compensation philosophy.
  Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans.
  Reviews and approves corporate goals and objectives relating to the CEO’s compensation, leads an annual evaluation of the CEO’s performance in light of those goals and objectives, and determines the CEO’s compensation based on this evaluation.
  Reviews and approves other executive officers’ compensation.
  Establishes incentive compensation goals and performance measurements applicable to our executive officers.
Number of meetings in 2004: 5 Directors who serve on the committee: Robert C. Salipante, Chair T. Michael Glenn William A. Hawkins, III Cheryl Mayberry McKissack Stephen P. Nachtsheim
12

Corporate Governance Committee

Responsibilities
  Reviews and recommends the size and composition of the Board, including the mix of employee and independent directors.
  Establishes criteria and procedures for identifying and evaluating potential Board candidates.
  Reviews nominations received from the Board or shareholders, and recommends candidates for election to the Board, after consultation with the CEO.
  Establishes policies and procedures to ensure the effectiveness of the Board, including policies regarding term limits, review of qualifications of incumbent directors, and conflicts of interest.
  Establishes guidelines concerning the conduct and format of Board meetings.
  Oversees the annual assessment of the Board’s performance.
  In consultation with the CEO, reviews and recommends to the Board the amount and form of all compensation paid to directors.
  Recommends to the Board the size, composition and responsibilities of all Board committees.
  Reviews and recommends candidates for executive officer positions and monitors management succession plans developed by the CEO.
  Develops and recommends corporate governance guidelines, policies and procedures.
Number of meetings in 2004: 5 Directors who serve on the committee: Stephen P. Nachtsheim, Chair Charles A. Haggerty Isaiah Harris, Jr. Cheryl Mayberry McKissack

Finance Committee

Responsibilities
  Evaluates the financial impact of acquisitions and divestitures valued in excess of $5 million and reviews other material transactions outside the scope of normal on-going business activity.
  Reviews and recommends policies concerning corporate finance matters, including capitalization, investment of assets and debt/equity guidelines.
  Reviews and recommends policy relating to declarations of shareholder dividends.
  Reviews and recommends the financial strategy concerning the sale, repurchase or split of Deluxe securities.
Number of meetings in 2004: 10 Directors who serve on the committee: Charles A. Haggerty, Chair T. Michael Glenn Mary Ann O’Dwyer Martyn R. Redgrave Robert C. Salipante

Corporate Governance Principles

        As indicated above, our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These Guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the Guidelines is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

Code of Ethics and Business Conduct

        All of our directors and employees, including our chief executive officer, chief financial officer, chief accounting officer and other senior executives, are required to comply with our Code of Ethics and Business Conduct (“Code of Ethics”) to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business and covers all areas of professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to bring any violations and suspected violations of the Code of Ethics to Deluxe’s attention through management or Deluxe’s legal counsel, or by using our confidential compliance Hotline.

        The full text of our Code of Ethics is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

Board Composition and Qualifications

        Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors and nominees for director should be qualified individuals with diverse backgrounds who possess the experience and knowledge to enable them to contribute effectively to the evaluation of our business strategies and to the Board’s oversight role. The Corporate Governance Committee believes that the predominance of Board members should have a background in business and should include both actively employed and retired senior corporate officers, and that directors should range in age so as to maintain a sound balance of board tenure and experience, as well as staggered retirement dates.

        The Board of Directors has established the following specific guidelines for nominees to the Board:

  A majority of the Board must be comprised of independent directors, the current standards for which are discussed above under “Board Oversight and Director Independence.”

  No non-employee nominee should be over the age of 67 on the date of their initial election to the Board, and no director should be nominated for reelection to the Board after his or her 72nd birthday.

  Non-employee directors may not be nominated for reelection to the Board following the twelfth anniversary of their initial election to the Board, with certain exceptions.

  A non-employee director who ceases to hold the employment position held at the time of election to the Board, or who has a significant change in position, should offer to resign. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director’s qualifications and make a recommendation to the Board as to whether the resignation should be accepted.
  Employee directors who terminate employment with Deluxe should offer to resign. The Board will then decide whether to accept the director’s resignation, provided that no more than one former chief executive officer should serve on the Board at any one time.

        Other selection criteria used to evaluate potential candidates may include successful senior level business management experience or experience that fulfills a specific need, prior experience and proven accomplishment as a director of a public company, commitment to attending Board and committee meetings, a reputation for honesty and integrity, interest in serving the needs of shareholders, employees and communities in which we operate, and compatibility with existing directors.

Director Selection Process

        All Board members are elected annually by our shareholders, subject to the Board’s right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the annual meeting of shareholders.

        The Corporate Governance Committee will consider candidates submitted by members of the Board and our shareholders, and the Committee will review such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates nominated by shareholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the chief executive officer.

        When a vacancy or a new position on the Board needs to be filled, the chief executive officer in consultation with the Chair of the Corporate Governance Committee will draft a profile of the candidate he or she believes would provide the most meaningful contributions to the Board as a whole. The profile will be submitted to the Corporate Governance Committee for approval. The Corporate Governance Committee has made it a practice in recent years to engage third-party search firms to assist it in identifying suitable candidates. The firm(s) selected, as well as the specific terms of the engagement, depend on the specific search criteria established by the Committee. Members of the Board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate will be subject to an initial screening process after which the Corporate Governance Committee will select the candidates that it wishes to interview. The Chair of the Board, chief executive officer and at least a majority of the Corporate Governance Committee will interview each candidate and, concurrently with the interviews, the candidate will confirm his or her availability for regularly scheduled Board and committee meetings. The Committee will also assess each candidate’s potential conflicts of interest. The Committee will review the interviewers’ reports and recommendations, and make the final determination as to which candidates will be recommended for election at the next Board meeting or annual meeting of shareholders.

        Our bylaws stipulate that if a shareholder wishes to nominate a candidate at the annual meeting of shareholders, the shareholder must give written notice of the nomination to our chief executive officer or Secretary no later than the deadline for submitting shareholder proposals for the applicable annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate’s nomination for election to the Board at the meeting. The shareholder’s notice must set forth as to each nominee (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the number of shares of our stock owned by the person, (4) the written and acknowledged statement of the person that such person is willing to serve as a director, and (5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the candidate had been nominated by or on behalf of the Board. No shareholders submitted director nominations in connection with this year’s meeting. Any shareholders desiring to present a candidate at the 2006 annual meeting of shareholders must do so prior to November 25, 2005.

Lead Independent Director; Executive Sessions

        The Chair of our Corporate Governance Committee, Stephen Nachtsheim, currently is our designated “Lead Independent Director.” In that role, Mr. Nachtsheim moderates all meetings or executive sessions of the independent directors, and serves as the principal liaison between the independent directors and the chief executive officer with respect to Board governance issues. Our independent directors make it a practice to meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management.

Communications with Directors

        Any shareholders having concerns about our governance or business practices, or otherwise wishing to communicate with our independent directors in their capacity as a shareholder, may submit their concerns in writing to the Lead Independent Director or the independent directors as a group in the care of the office of the Corporate Secretary at Deluxe’s headquarters.

Audit Committee Expertise; Complaint-Handling Procedures

        In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has determined that at least one member of the Audit Committee, including Martyn Redgrave, the Committee Chair, is an “audit committee financial expert” as defined by SEC regulations.

        In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Deluxe’s compliance Hotline.

Director Compensation

        Directors who are employees of Deluxe do not receive compensation for their service on the Board other than their compensation as employees. Non-employee directors each receive a $50,000 annual Board retainer, payable quarterly. The Board’s Lead Independent Director receives an incremental annual retainer, also payable quarterly, which was $5,000 in 2004, and was increased to $20,000 effective January 1, 2005.

        In order to fairly compensate non-employee directors for their service on Board committees, the elements and responsibilities of which will fluctuate from time to time, committee members are paid fees for each committee meeting attended, with the chair of each committee also receiving an annual retainer for serving as the chair. In 2004, the chair of each committee received an annual retainer of $5,000, and all committee members received $1,500 for each meeting attended in person and $750 for each meeting attended telephonically. Effective as of January 1, 2005, the committee fee structure is as follows:

	Audit Committee	Other Standing Committees
Chair Retainer	$15,000	$5,000
In-Person Meeting Attendance	$ 2,000	$1,500
Telephonic Meeting Attendance	$ 1,000	$ 750

        Non-employee directors also receive $1,500 for each approved site visit and director education program attended, up to a maximum of five per year, and may receive additional compensation for the performance of duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. For 2004, the only additional compensation paid to directors related to the time and travel required by certain members of the Corporate Governance Committee to interview potential Board candidates. These activities were compensated at a per diem rate of $1,500, and no director received more than $6,000 for these services in 2004.

        Deluxe maintains a Non-Employee Director Stock and Deferral Plan (the “Director Plan”), which was approved by shareholders as part of Deluxe’s 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”). The purpose of the Director Plan is to provide an opportunity for non-employee directors to increase their ownership of Deluxe’s common stock and thereby align their interest in the long-term success of Deluxe with that of other shareholders. Under the Director Plan, each non-employee director must irrevocably elect to receive, in lieu of cash, shares of common stock having a fair market value equal to at least 50% of his or her annual cash retainer and meeting fees. The shares of common stock receivable pursuant to the Director Plan are issued quarterly or, at the option of the director, credited to the director in the form of deferred restricted stock units. These restricted stock units vest and are converted into shares of common stock on the earlier of the tenth anniversary of February 1st of the year following the year in which the non-employee director ceases to serve on the Board or such other date as is elected by the director in his or her deferral election (for example, upon termination of service as a director). Each restricted stock unit entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. Any restricted stock units issued pursuant to the Director Plan will vest and be converted into shares of common stock in connection with certain defined changes of control of Deluxe. All shares of common stock issued pursuant to the Director Plan are issued under Deluxe’s Stock Incentive Plan and must be held by the non-employee director for a minimum period of six months from the date of issuance.

        Each new non-employee director elected to the Board receives a one-time grant of 1,000 shares of restricted stock under the Stock Incentive Plan as of the date of his or her initial election to the Board. The restricted stock vests in equal installments on the dates of Deluxe’s annual shareholder meetings in each of the three years following the date of grant, provided that the director remains in office immediately following the annual meeting. Restricted stock awards also vest immediately upon a non-employee director’s retirement from the Board in accordance with Deluxe’s policy with respect to mandatory retirement.

        Under the terms of the Stock Incentive Plan, non-employee directors also are eligible to receive non-qualified options to purchase shares of Deluxe’s common stock to further assist them in achieving and maintaining their established share ownership targets. All options granted to non-employee directors have an exercise price equal to the fair market value of Deluxe’s common stock on the date of grant and otherwise are subject to the same material terms and conditions applicable to options then being awarded to executive officers. All non-employee directors elected at the 2004 annual shareholders meeting were granted 1,000 options upon their election, and it is anticipated that all non-employee directors elected or reelected at this year’s meeting will be granted another 1,000 options in 2005. The amount of future grants will be at the discretion of the Compensation Committee (in consultation with the Corporate Governance Committee), but may not exceed 5,000 options in any one year.

        Non-employee directors who were elected to the Board prior to October 1997 also are eligible for certain retirement payments under the terms of a Board retirement plan that has since been replaced by the Director Plan. Under this predecessor plan, non-employee directors with at least five years of Board service who retire, resign or otherwise are not nominated for reelection are entitled to receive an annual payment equal to the annual Board retainer in effect on July 1, 1997 ($30,000 per year) for the number of years during which he or she served on the Board prior to October 31, 1997. In calculating a Director’s eligibility for benefits under this plan, partial years of service are rounded up to the nearest whole number. Retirement payments do not extend beyond the lifetime of the retiree and are contingent upon the retiree’s remaining available for consultation with management and refraining from engaging in any activity in competition with Deluxe. Directors Nachtsheim and Salipante are eligible for benefits under this plan.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

Introduction

Deluxe is committed to an executive compensation approach that attracts, motivates and retains the best possible executive talent for the benefit of our shareholders, supports Deluxe’s business objectives, and aligns the interests of the executive officers with the long-term interests of our shareholders. We believe these objectives are achieved by:

  Continually evaluating the competitiveness of our compensation programs relative to other comparable organizations.

  Emphasizing performance-based pay through annual incentive opportunities that are leveraged based on the achievement of specific business objectives.

  Providing equity-based incentives that promote long-term shareholder value creation.

  Delivering the majority of total compensation through performance-based pay linked to financial results and shareholder returns.

  Ensuring that the executive officers hold meaningful equity stakes in Deluxe.

The Compensation Committee of the Board of Directors (sometimes referred to in this report as the “Committee”) has responsibility for our executive compensation philosophy and the design of executive compensation programs. The Committee also determines the compensation paid to the chief executive officer and reviews and approves compensation paid to other executive officers. The Committee is composed entirely of “independent directors” as defined in the New York Stock Exchange corporate governance rules.

The Committee has engaged, and regularly meets with, independent compensation consultants regarding executive compensation levels and practices. For 2004, the Committee commissioned a competitive market review of Deluxe’s executive compensation, retirement and benefit programs, as well as severance arrangements. After extensive study and deliberation of an appropriate peer group, the Committee used comparative data from a group of publicly-traded companies in the printing and publishing industry to serve as a benchmark on the appropriate mix of compensation elements, overall compensation levels, benefit practices and severance programs. In addition, data was drawn from multiple published surveys of broader general industry practices, with a particular focus on industrial companies with revenues comparable to Deluxe.

Executive Officer Compensation Program

Base salaries – The Committee annually reviews the base salaries of Deluxe’s executive officers. During 2004, base salaries of our executive officers were generally set at or near the median of salaries paid to executive officers in similar positions. For the most recent fiscal year, three executive officers received base salary increases averaging 4.2%. Mr. Schulte also received a base salary adjustment during 2004, in recognition of his new responsibilities as President of Small Business Services.

Annual incentive compensation – Executive officers and other management employees selected by the Committee participate in Deluxe’s Annual Incentive Plan, which has been approved by the shareholders. For 2004, all executive officers received performance-based payouts under the Annual Incentive Plan as disclosed in the Summary Compensation Table.

The 2004 target amounts approved by the Committee under the Annual Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus bonus) approximating the median of the cash compensation offered to executive officers in similar positions. Bonuses earned may exceed the target amount if performance goals are exceeded, and are less than the target amount if the performance goals are not fully attained, with no bonus payouts if Deluxe’s performance is below certain minimum acceptable levels.

For the executive officers, the two performance factors that were considered in determining incentive compensation for 2004 under the Annual Incentive Plan were Deluxe Value Added (“DVA”), a criterion designed to measure Deluxe’s financial return in excess of a charge for capital employed, and revenues. For executive officers with specific business unit responsibilities, 75% of the incentive opportunity was linked to business unit DVA and revenue, and 25% of the incentive opportunity was linked to Deluxe’s consolidated DVA and revenue. The Committee believes that both DVA and revenue growth are, and will continue to be, important drivers of long-term shareholder value creation.

Deluxe’s DVA and revenue performance were above the established performance goals for 2004, which reflected the mid-year acquisition of New England Business Service. Incentive compensation payments made to the executive officers under the Annual Incentive Plan for 2004 were at 171% of the targeted award levels, with the exception of Messrs. Feltz and Schulte, whose payments were also based on their respective business units’ performance. The blended payout for Mr. Feltz was 170% of target while Mr. Schulte’s payout represented 176% of target.

Under the terms of the Annual Incentive Plan, executive officers may elect to receive all or a portion of their annual incentive compensation in the form of restricted stock units. Officers making such elections for 2004 received matching restricted stock units valued at 50% of the amount of foregone cash bonus, which units vest two years from the date of grant. The value of the matching restricted stock units awarded in accordance with these elections to the executive officers named in the Summary Compensation Table is reflected in the Bonus column of the Summary Compensation Table.

For 2005, DVA and revenue will continue to serve as the primary performance measures. However, the Annual Incentive Plan will have an increased weighting on revenue growth relative to DVA. In addition, for some business units, a greater emphasis will be placed on Deluxe’s corporate performance relative to specific business unit performance. The Committee believes these changes will better align incentive payments with Deluxe’s business strategy.

Long-term incentive compensation – In 2004, Deluxe adopted a long-term incentive strategy based on a combination of stock options, restricted stock and long-term performance shares. All executive officers, together with other designated key employees, received grants of performance shares, stock options and restricted stock in 2004. The Compensation Committee believes this compensation strategy achieves several critical objectives, including:

  Supporting and rewarding the achievement of Deluxe’s long-term strategy and objectives.

  Encouraging decisions and behaviors that will increase long-term shareholder value.

  Reinforcing the pay-for-performance orientation of the overall executive compensation program.

  Allowing Deluxe to attract and retain key executive talent by providing competitive incentive and total compensation opportunities.

  Promoting share ownership and facilitating achievement of the ownership guidelines.

The predominant long-term incentive component is performance shares. This component provides executive officers with the opportunity to earn shares of Deluxe stock based on the achievement of three-year performance goals. For performance shares awarded in 2004, the goals consist of a combination of DVA and Deluxe’s total shareholder return relative to a peer group of printing and publishing industry companies. If, over the three-year performance period, Deluxe achieves the three-year target DVA goal, and Deluxe’s total shareholder return is at the 60th percentile relative to the peer group, executive officers will earn their target performance share award. If performance exceeds the target performance levels the executive officers could earn up to 200% of the target performance share awards, while performance below target would result in executive officers earning fewer performance shares than the target award. If Deluxe’s DVA and total shareholder return performance are below a certain threshold, no performance shares will be earned.

Option and restricted stock grants were also made in 2004. The options were granted at the fair market value on the date of grant, have a seven-year term and vest in equal installments over three years. The restricted stock awards vest at the end of three years.

The target value of performance share, stock option and restricted stock grants for 2004 approximates the median of the long-term incentive compensation provided to executive officers of comparable organizations.

Retirement programs – Executive officers are eligible to participate in the same qualified retirement programs available to all Deluxe employees. The program consists of three components including a defined contribution pension plan, an annual profit sharing plan under which contributions are made based on Deluxe’s performance, and a 401(k) plan. Deluxe also has a non-qualified defined contribution plan which restores benefits lost under the qualified plans due to ERISA limits. 2004 retirement plan contributions for the executive officers are reflected in the Other Compensation column of the Summary Compensation Table.

Stock ownership – Deluxe has established stock ownership guidelines for its executive officers, and the Compensation Committee regularly reviews with management each executive officer’s progress toward attaining his or her ownership targets. The current guidelines are as follows: for the chief executive officer, five times base salary; for the chief operating officer, three times base salary; and for all other executives, two times base salary. The guidelines call for the targeted levels of ownership to be achieved within five years of the time the individual became an executive officer. Under the guidelines, all executives have either achieved or are on track to achieve their targets within the prescribed time period.

In addition to the stock ownership guidelines, Deluxe has adopted share retention and holding period requirements which apply to all executive officers. Under this policy, executives that have not achieved their ownership targets must retain 75% of the net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and vesting of other equity awards, and are required to hold the shares until the ownership targets are met. Executives that have achieved their ownership targets must retain 50% of the net shares upon the exercise of stock options for a period of six months.

2004 CEO Compensation

For 2004, Mr. Mosner received base compensation of $625,000, the same amount he was paid in 2003. Mr. Mosner also earned incentive compensation of $1,068,750 under the Annual Incentive Plan. As described above, Mr. Mosner’s 2004 incentive compensation was determined based on Deluxe’s adjusted DVA and revenue against the performance standards set by the Compensation Committee. Mr. Mosner elected to receive 100% of his annual incentive compensation in the form of restricted stock units and, in accordance with the terms of the Annual Incentive Plan, received restricted stock units valued at 150% of that amount, as shown in the Summary Compensation Table in this proxy statement.

As did the Company’s other executives, in May 2004, Mr. Mosner received a long-term incentive grant consisting of performance shares, stock options and restricted stock. Mr. Mosner was awarded a seven-year, non-qualified stock option to purchase 25,000 shares of Deluxe common stock, exercisable at $42.35 per share, the fair market value of a share of Deluxe common stock on the date of grant. The option vests in three equal annual installments commencing on May 4, 2005. Mr. Mosner also received a grant of 5,200 restricted shares with a fair market value of $220,220 on the date of grant. The restricted stock will vest on May 4, 2007. In addition, Mr. Mosner received a target award of 11,520 performance shares, which give him the opportunity to earn shares of stock based on the Company’s three-year cumulative DVA performance and total shareholder return versus a peer group of comparable printing and publishing industry companies.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established objective performance criteria and must be pursuant to a plan that has been approved by Deluxe’s shareholders. The Compensation Committee expects that all compensation paid in 2004 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or because the payment of such compensation complies with the provisions of Section 162(m).

The Compensation Committee believes that it is important for Deluxe to continue to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Therefore, Deluxe has taken such actions as may be necessary under Section 162(m) to continue to qualify for all available tax deductions related to executive compensation.

MEMBERS OF THE COMPENSATION COMMITTEE Robert C. Salipante, Chair T. Michael Glenn William A. Hawkins, III Cheryl Mayberry McKissack Stephen P. Nachtsheim

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Summary Compensation Table

        The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned during the period by Deluxe’s chief executive officer and the next four most highly compensated executive officers for 2004 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION(1)			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(2)	Securities Underlying Options	All Other Compensation(3)

Lawrence J. Mosner	2004	$625,000	$1,603,125	$220,220	25,000	$61,149
Chairman and Chief	2003	$625,000	$421,875	$0	200,000	$49,176
Executive Officer	2002	$625,000	$1,375,000	$0	180,000	$3,850,065

Ronald E. Eilers	2004	$450,000	$692,550	$91,900	10,650	$52,165
President and Chief	2003	$450,000	$164,025	$0	110,000	$42,243
Operating Officer	2002	$450,000	$534,600	$0	110,000	$70,926

Douglas J. Treff	2004	$292,400	$350,002	$47,644	5,400	$35,921
Senior Vice President and	2003	$283,300	$84,150	$0	36,000	$28,791
Chief Financial Officer	2002	$275,000	$272,250	$0	36,000	$43,648

Guy C. Feltz	2004	$283,300	$355,187	$47,644	5,400	$32,832
President – Deluxe	2003	$283,300	$19,900	$0	40,000	$34,204
Financial Services	2002	$275,000	$233,800	$0	40,000	$45,351
and Direct Checks

Richard L. Schulte	2004	$267,500	$306,020	$36,167	4,155	$35,521
President – Small	2003	$220,000	$105,243	$0	30,000	$26,339
Business Services	2002	$220,000	$200,494	$0	30,000	$35,728

_________________

(1)

Amounts shown as base salary and bonus are before any deferrals. Bonus compensation is earned under Deluxe’s Annual Incentive Plan. Recipients of awards under the Annual Incentive Plan may elect to receive all or a portion of their incentive compensation in the form of restricted stock units. If an election is made to receive restricted stock units, the amount of the cash foregone is increased (or matched) at a rate established by the compensation committee in determining the number of units awarded. For 2004, the match rate was 50% with a two-year vesting period on the units, and for 2003 and 2002 the match rate was 25% with a one year vesting period. For awards earned during 2004 under the Annual Incentive Plan, restricted stock units were granted on January 25, 2005 in lieu of cash compensation as follows: 45,235 units ($1,603,125) to Mr. Mosner; 19,541 units ($692,550) to Mr. Eilers; 8,465 units ($300,002) to Mr. Treff; 9,682 units ($343,147) to Mr. Feltz; and 5,978 units ($211,860) to Mr. Schulte. For awards earned during 2003 under the Annual Incentive Plan, restricted stock units were granted on January 26, 2004 in lieu of cash compensation as follows: 9,973 units ($421,875) to Mr. Mosner; 2,154 units ($91,125) to Mr. Eilers; 904 units ($38,250) to Mr. Treff; and 868 units ($36,713) to Mr. Schulte. For awards earned during 2002 under the Annual Incentive Plan, restricted stock units were granted on January 27, 2003 in lieu of cash compensation as follows: 34,996 units ($1,375,000) to Mr. Mosner; 7,559 units ($297,000) to Mr. Eilers; 3,850 units ($151,250) to Mr. Treff; and 1,501 units ($58,969) to Mr. Schulte. The imputed value of the restricted stock units received by such persons is included in the bonus amounts shown above and is based on the closing price of Deluxe’s common stock on the date of grant of such units ($35.44 on January 25, 2005,

22

$42.30 on January 26, 2004, and $39.29 on January 27, 2003). The units vest two years from the date of grant for 2004 awards and one year from the grant date for 2003 and 2002 awards, subject to acceleration in the event of the death, disability or retirement of the holder and upon certain changes of control of Deluxe. If the employment of the holder is terminated without cause prior to the vesting of the holder’s restricted stock units, the holder will be entitled to receive a cash payment equal to the amount of incentive compensation foregone in exchange for such units (the “Base Amount”). If the holder voluntarily resigns prior to vesting of the units, they are entitled to receive a cash payment equal to the lesser of the Base Amount or the then current value of units attributable to the Base Amount for 2004 awards, or the Base Amount for 2003 and 2002 awards. Following the vesting of a restricted stock unit, the holder thereof is entitled to receive one share of common stock for each restricted stock unit that vests. Prior to the vesting date, the holders will receive dividend equivalent payments for each restricted stock unit equal to the dividend payment on one share of common stock at the time the corresponding dividend is paid to Deluxe’s shareholders.

(2)

Restricted stock awards were granted under our 2000 Stock Incentive Plan. The amounts shown in this column are based on the value of the Company’s common stock on the date of the grant. Restricted stock vests three years after the date of grant, during which time dividends are paid on the stock at the same rate paid on our common stock to all shareholders. As of December 31, 2004, the aggregate number of shares of restricted stock held by the Named Executive Officers, and the value of such shares based on the closing price of our common stock as of that date ($37.33), were as follows: Mr. Mosner, 5,200 shares ($194,116); Mr. Eilers, 2,170 shares ($81,006); Mr. Treff, 1,125 shares ($41,996); Mr. Feltz 1,125 shares ($41,996); and Mr. Schulte 854 shares ($31,880).

(3)

All Other Compensation includes (a) contributions to qualified retirement plans, (b) amounts credited to a non-qualified, supplemental retirement plan (defined contribution and profit sharing allocations in excess of Employee Retirement Income Security Act of 1974 (ERISA) limitations) and (c) amounts credited to a non-qualified deferred compensation plan as benefit plan equivalents. For 2004, these amounts were as follows: for Mr. Mosner $24,190, $23,209 and $13,750; for Mr. Eilers $24,190, $13,640 and $14,335; for Mr. Treff $24,190, $9,038 and $2,693; for Mr. Feltz $24,190, $8,554 and $88; and for Mr. Schulte $24,190, $11,531 and $0. The qualified retirement plans referred to in clause (a) above, consisting of a defined contribution plan (401(k) and profit sharing plan), and the non-qualified, supplemental retirement plan referred to in clause (b) above, provide that contributions vest when made or declared.

All other compensation for Mr. Mosner in 2002 also includes the sum of $3,583,549 to which Mr. Mosner became entitled under an Executive Retention Agreement as a result of satisfying his obligation to remain in Deluxe’s employ through December 31, 2002. A Deferred Compensation account was established for Mr. Mosner in this amount, effective January 2003, and all other compensation includes interest accrued in that account that is deemed above-market under applicable SEC rules as follows: for 2004, $7,603; and for 2003, $6,564. Further information regarding this Retention Agreement appears later in this proxy statement under the caption “Executive Retention Agreements.”

Valuation of Perquisites

        The Company provides a taxable cash allowance of $15,000 per year to our executive officers ($20,000 for the CEO) to cover expenses such as auto leases, business mileage, security systems, childcare, legal services, and personal excess liability insurance. In addition, executives are provided with financial counseling and tax preparation services at the Company’s expense, which is valued at incremental cost to the Company in accordance with SEC rules. The incremental cost includes the actual charge for these services (which is taxable to the executive), plus a tax gross-up.

        The aggregate value of these benefits for each of the Named Executive Officers in 2004, 2003 or 2002 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer in the Summary Compensation Table.

Stock Options

        The following tables summarize options granted to and exercised by the Named Executive Officers during 2004, as well as the value of all options held by these officers at the end of fiscal year 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	5% ($)	10% ($)

Lawrence J. Mosner	25,000	12.56	$42.35	05/04/11	431,018	1,004,454
Ronald E. Eilers	10,650	5.35	$42.35	05/04/11	183,613	427,898
Douglas J. Treff	5,400	2.71	$42.35	05/04/11	93,100	216,962
Guy C. Feltz	5,400	2.71	$42.35	05/04/11	93,100	216,962
Richard L. Schulte	4,155	2.09	$42.35	05/04/11	71,635	166,940

_________________

(1)

All options were granted under the Deluxe Corporation 2000 Stock Incentive Plan, as amended. The Stock Incentive Plan requires that all options be granted at the fair market value of Deluxe’s common stock on the date of grant, and the plan prohibits re-pricing of options. The options are exercisable in cumulative installments of one-third on each anniversary of the date of grant, provided that the option holder is then employed by Deluxe. The vesting of all of the options is subject to acceleration in the event of the death, disability or qualified retirement of the option holder and each option will remain exercisable for a one-year period following death or disability, and for a three-year period following a qualified retirement, although no option may be exercised after the expiration of its originally scheduled term. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes of control of Deluxe. If the employment of the holder is terminated by Deluxe without cause, the holder’s options will remain exercisable for a three-month period following such termination, although no option may be exercised after the expiration of its term.

(2)

The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent Deluxe’s estimate or projection of Deluxe’s future common stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future stock price performance and overall stock market conditions.

24

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable(2)	Exercisable ($)	Unexercisable ($)
Lawrence J. Mosner	0	0	619,167	218,333	6,890,799	0

Ronald E. Eilers	63,334	751,635	73,333	120,650	0	0

Douglas J. Treff	0	0	96,485	41,400	1,264,741	0

Guy C. Feltz	8,333	177,487	40,001	45,399	0	0

Richard L. Schulte	0	0	83,333	34,155	864,150	0

_________________

(1)

The value of unexercised options at December 31, 2004 is determined by multiplying the difference between the exercise prices of the options and the closing price of Deluxe’s common stock on the NYSE on December 31, 2004 ($37.33 per share) by the number of shares underlying the options. Options with an exercise price in excess of $37.33 per share have been valued at zero.

(2)	All of the unexercisable options described above will vest and become fully exercisable upon certain changes of control of Deluxe.

[Left blank intentionally] 25

Long-Term Incentive Awards

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Name	Number of shares, units or other rights (#)	Performance or other period until maturation or payout	Estimated future payouts under non-stock price-based plans
			Threshold (#)	Target (#)	Maximum (#)

Lawrence J. Mosner	11,520	1/1/2004- 12/31/2006	5,760	11,520	23,040

Ronald E. Eilers	4,870	1/1/2004- 12/31/2006	2,435	4,870	9,740

Douglas J. Treff	2,475	1/1/2004- 12/31/2006	1,238	2,475	4,950

Guy C. Feltz	2,475	1/1/2004- 12/31/2006	1,238	2,475	4,950

Richard L. Schulte	1,910	1/1/2004- 12/31/2006	955	1,910	3,820

        The awards set forth in the preceding table represent Performance Shares granted under the 2000 Stock Incentive Plan. Actual future payouts will depend on the achievement of pre-established performance criteria over a three-year period commencing on January 1, 2004. The two criteria established for the performance period are Deluxe Value Added (“DVA”), a criterion designed to measure the Company’s financial return on capital employed in the business, and total shareholder return versus a peer group of companies, each of which carries a weighting of 50%. If the Company achieves the threshold level of performance, as determined by the Compensation Committee of the Board of Directors, Performance Shares pay out at designated levels based on actual performance in the form of one share of Common Stock for each Performance Share earned, together with a dividend equivalent payment equal to the dividends that would have been paid on that number of shares of Common Stock during the performance period. In the event an individual’s employment is terminated involuntarily without cause, or due to death, disability or a qualified retirement, prior to completion of the performance period, but at least 12 months into the performance period, they will be entitled to a pro rata portion of any payout actually awarded for the performance period. In the event of certain changes in control of the Company, holders of Performance Shares immediately become entitled to a pro rata payout at the target award level.

Deferred Compensation Plan

        Deluxe’s Deferred Compensation Plan permits eligible employees to defer annually receipt of up to 100% of hiring bonuses and base salary, and up to 50% of any annual incentive payment or payments. In connection with this plan, Deluxe has created a non-qualified grantor trust (commonly known as a “Rabbi Trust”), through which Deluxe’s obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of Deluxe’s creditors. Amounts deferred under the plan are payable on the earliest to occur of a change in control of Deluxe, the participant’s termination of employment, disability or death or the date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. Deluxe may make additional contributions of benefit plan equivalents if the deferrals made by a participant under this Deferred Compensation Plan have the effect of reducing Deluxe’s contributions to other compensation-based benefit plans. During fiscal year 2004, all of the Named Executive Officers participated in the plan.

Retention Agreements, Severance Agreements and Change of Control Arrangements

Executive Retention Agreements

        On December 18, 2000, Deluxe entered into Executive Retention Agreements (the “Retention Agreements”) with each of the Named Executive Officers (sometimes referred to below simply as “Executives”). The Retention Agreements are intended to ensure that Deluxe will receive the continued attention and service of the Executives notwithstanding the possibility or occurrence of a change of control of Deluxe, and to encourage the full support and participation of the Executives in formulating and implementing Deluxe’s strategic objectives. The Retention Agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes of control of Deluxe by providing the Executives with assurances regarding their compensation and benefits expectations under such circumstances.

        Under the Retention Agreements, each of the Executives agrees to remain in the employ of Deluxe, and Deluxe agrees to continue to employ each Executive, until the second anniversary following a “Change of Control” of Deluxe (as such term is defined in the Retention Agreements). During such two-year period (the “Employment Period”), each Executive is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the Executive during the 180-day period prior to the date (the “Effective Date”) of the Change of Control. The annual base salary of an Executive may not be reduced below that earned by the Executive during the twelve-month period preceding the Effective Date, provided, however, that the annual base salary may be reduced to an amount not less than 90% of the base salary in effect on the Effective Date pursuant to an across-the-board reduction of base salary similarly affecting all senior officers of Deluxe. In determining any increase in an Executive’s base salary during the Employment Period, the Executive is to be treated in a manner consistent with other peer executives. The Executives are also entitled to receive annual incentive payments during the Employment Period on the same objective basis as other peer executives, although in no event may an Executive’s annual target bonus opportunity be less favorable to the Executive than that provided by Deluxe in the last fiscal year prior to the Effective Date, and if the bonuses payable to other peer executives during the Employment Period are not wholly based on objective criteria, the Executive’s annual incentive payment must be at least equal to an amount determined with reference to the Executive’s average annual incentive payments for certain periods ending prior to the Effective Date. During the Employment Period, each Executive is also entitled to participate in Deluxe’s stock incentive, savings, retirement, welfare and fringe benefit plans on the same basis as Deluxe’s other executives, and the opportunities for and benefits to the Executives under such plans may not generally be reduced from those provided during the one-year period prior to the Effective Date.

        If, during the Employment Period, Deluxe terminates an Executive’s employment other than for “cause” or “disability,” or the Executive terminates his or her employment for “good reason” (as such terms are defined in the Retention Agreements), the Executive is entitled to a lump sum payment equal to the sum of any unpaid base salary, deferred compensation and accrued vacation pay through the date of termination, plus a prorated annual incentive payment for the year of termination based on the greater of (1) the Executive’s target bonus under Deluxe’s annual incentive plan in respect of the year in which the termination occurs or, if greater, for the year in which the Change of Control occurs (the “Target Bonus”) and (2) the annual incentive payment that the Executive would have earned for the year in which the termination occurs based upon projecting to the end of such year Deluxe’s actual performance through the termination date. In addition, the Executive is entitled to receive a lump sum payment equal to three times the sum of the Executive’s annual base salary and the higher of Target Bonus or the average of Executive’s annual incentive payments for the last three full fiscal years prior to the Effective Date, plus three times the amount that would have been contributed by Deluxe or its affiliates to the retirement and supplemental retirement plans in which the Executive participated prior to his or her termination in respect of such sum. Certain resignations and terminations in anticipation of Changes of Control also constitute qualifying terminations. The Executives are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three-year period after a qualifying termination and to certain out-placement services.

        The Retention Agreements also provide that if any payment or benefit received or to be received by an Executive, whether or not pursuant to his or her Retention Agreement, would be subject to the federal excise tax on “excess parachute payments,” Deluxe will pay to the Executive such additional amount as may be necessary so that the Executive realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

        The foregoing summary is qualified in its entirety by reference to the complete text of the Retention Agreements, copies of which were filed as exhibits to Deluxe’s Annual Report on Form 10-K for the year ended December 31, 2000.

        On April 2, 2001, Deluxe entered into an additional Executive Retention Agreement with Mr. Mosner to replace a previous retention agreement. Under this previous retention agreement, Mr. Mosner would have been entitled to terminate his employment as a result of Deluxe’s restructuring in 2000 and receive payment of the benefits provided in that agreement. To retain Mr. Mosner’s services and ensure a smooth and effective transition to Deluxe’s new structure, Deluxe agreed to pay Mr. Mosner the $2.9 million accrued under this previous retention agreement (plus interest thereon at 8% per annum from April 1, 2000), provided Mr. Mosner remained in Deluxe’s employ through December 31, 2002, unless his employment should be terminated earlier due to his death, disability or by Deluxe without cause. Mr. Mosner satisfied his obligations under this agreement, and a deferred compensation account has been established for Mr. Mosner in this amount and is reflected in the Summary Compensation Table appearing earlier in this proxy statement. The complete text of Mr. Mosner’s Executive Retention Agreement was filed as an exhibit to Deluxe’s Quarterly Report on Form 10-Q for the period ended March 31, 2001.

Executive Severance Agreements

        On March 1, 2001, Deluxe entered into Executive Severance Agreements (the “Severance Agreements”) with each of the Executives. The Severance Agreements are intended to facilitate each Executive’s attention to the affairs of Deluxe and to recognize the key role they serve within the company. Under the Severance Agreements, if an Executive is terminated without cause by Deluxe or by the Executive with Good Reason, and provided the Executive signs a separation and release agreement, that Executive is entitled to receive the benefits described below. Under these agreements, “Good Reason” includes (1) a material diminution of position, authority, duties or responsibilities; (2) a material reduction in aggregate compensation and incentive opportunities; (3) a requirement to relocate more than 50 miles from his or her then-current location; (4) termination by Deluxe of the Executive’s employment which is not effected pursuant to written notice specifying the cause of termination; or (5) any request or requirement by Deluxe that the Executive take any action or omit to take any action that is inconsistent with or in violation of Deluxe’s policies. The Severance Agreements do not apply if an Executive’s employment is terminated following a Change of Control under circumstances that would entitle the Executive to receive benefits under the Retention Agreements described above.

        The Severance Agreements provide for the following benefits in the event the Executive is terminated by Deluxe without cause or such Executive terminates his or her employment for Good Reason: (1) 12 months of severance pay at his or her then-current level of base monthly salary; (2) for a period of six months following the severance period (12 months for Mr. Mosner), an additional monthly payment during each month in such period equal to the amount, if any, that his or her monthly base compensation as of termination exceeds the monthly compensation earned during that month; (3) executive-level outplacement services for up to 12 months; and (4) an additional lump sum payment of $13,000 to assist with other costs and expenses that may be incurred in connection with his or her employment transition.

CEO Transition Agreement

        On March 7, 2005, Deluxe and Mr. Mosner entered into a Transition Agreement (the “Transition Agreement”). As indicated elsewhere in this proxy statement, Mr. Mosner previously has announced his plan to retire in 2005, and the purpose of the Transition Agreement is to ensure a smooth transition of the chief executive officer (“CEO”) position. Pursuant to the Transition Agreement, until the earlier to occur of December 31, 2005, or the date on which his successor as CEO is selected by Deluxe’s Board of Directors (the “Retirement Date”), Mr. Mosner will continue to serve as Deluxe’s Chairman and CEO at his current compensation level, and will continue to participate in all benefit plans and programs that are customarily available to executive officers of Deluxe. Mr. Mosner will participate in the Annual Incentive Plan for 2005, and will be paid a prorated portion of the bonus that he would otherwise be entitled to receive under that plan for the portion of the calendar year 2005 for which he serves as CEO; provided that, he will not be entitled to defer any portion of that bonus under that plan. In addition, the Compensation Committee has agreed to grant Mr. Mosner one-third of the stock option and restricted stock grants that the Committee would normally expect to make to Mr. Mosner in 2005 in the absence of his retirement (equal to 8,700 options and 1,800 shares of restricted stock), and the expected grant of performance shares for the 2005-2007 performance period (which shares vest on a pro rata basis over three years if the recipient is employed for at least one year of the performance period and Deluxe achieves its predetermined performance objectives for that period).

        On the Retirement Date, Mr. Mosner will retire as Chairman and CEO and will, at the option of the Board of Directors, assist in the transition of his duties as CEO at the direction and request of the new chief executive officer, for up to eight hours per week during a period of up to six months after the Retirement Date. In exchange for his duties as a consultant, Mr. Mosner will be paid at the rate of $500 per hour for services performed, plus reimbursement for his reasonable out-of-pocket expenses.

        Effective on the Retirement Date, Mr. Mosner’s retirement will be recognized as an “Approved Retirement” or a “Qualified Retirement” for purposes of vesting his restricted stock, restricted stock units, and stock options that are outstanding on such date, pursuant to the terms of the award agreements referenced in the Transition Agreement, and Mr. Mosner would be recognized as a Qualified Retiree under Deluxe’s medical plans. As such, from and after the Retirement Date, Mr. Mosner and his wife will continue to be covered by the medical plans currently available to executive officers of Deluxe for the remainder of their lives, subject to any changes in such plans as may be made generally. Except as set forth in the Transition Agreement, after the Retirement Date, Mr. Mosner will not continue to participate in any other benefits plans or programs of Deluxe. In addition, Mr. Mosner’s Severance and Executive Retention Agreements described above will each terminate effective on the Retirement Date, and the Transition Agreement contemplates that the parties will enter into a mutual release (the “Release”).

        In the event Mr. Mosner were to die or become disabled prior to the Retirement Date, he or his heirs, representatives or estate, as applicable, generally would be entitled to the same compensation and benefits described above, provided that he or such heirs, representatives or estate enter into the Release.

        A complete copy of the Transition Agreement, including the contemplated form of Release, was filed as an exhibit to Deluxe’s Current Report on Form 8-K filed on March 10, 2005.

Change of Control Provisions in Equity Award Agreements

        In addition to the change of control features applicable to some of the equity-based awards described elsewhere in this proxy statement, Deluxe utilizes a form of stock option agreement under which the three-year vesting schedule of the options granted to officers of Deluxe is subject to acceleration upon certain defined changes of control of Deluxe.

COMPARATIVE STOCK PERFORMANCE

        The table below compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index, S&P 400 MidCap Index and a peer group of companies comprised of the following companies: Banta Corporation, Bowne & Co., John H. Harland Company, Cenveo, Inc., Reynolds & Reynolds Co., RR Donnelley & Sons Company and Standard Register & Co. (the “Peer Group Index”). The companies in the peer group have been chosen due to their similar lines of business. This same peer group serves as Deluxe’s primary benchmark in evaluating director and executive officer compensation.

* The graph assumes that $100 was invested on December 31, 1999 in each of Deluxe common stock, the S&P 500 Stock Index, the S&P 400 MidCap Index and the Peer Group Index, and that all dividends were reinvested, including the stock dividend paid to shareholders of Deluxe in shares of eFunds Corporation common stock in connection with the spin-off of eFunds from Deluxe on December 29, 2000. The Peer Group Index is weighted by market capitalization.

FISCAL YEAR 2004 AUDIT
AND INDEPENDENT AUDITORS

Audit Committee Report

        The following is the report of the Audit Committee with respect to Deluxe’s audited financial statements presented in its Annual Report to Shareholders for the fiscal year ended December 31, 2004, which include the consolidated balance sheets of Deluxe as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income and cash flows for each of the three years in the period ended December 31, 2004, and the notes thereto. The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Deluxe specifically incorporates it by reference in such filing.

        The Audit Committee of the Board of Directors currently is comprised of the five undersigned directors, all of whom have been determined by the Board to be independent under the rules of the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the Committee’s charter is posted on the Investor Relations page of Deluxe’s website at www.deluxe.com under the “Corporate Governance” caption.

        As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of Deluxe’s financial statements, the effectiveness of the internal audit function and independent auditors, and Deluxe’s compliance systems. In carrying out these responsibilities, the Audit Committee met with Deluxe management periodically during the year to consider the adequacy of Deluxe’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, Deluxe’s independent auditors, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent auditors and with the internal auditors, each of whom reports and has unrestricted access to the Audit Committee.

        The Audit Committee reviewed with management and the independent auditors Deluxe’s 2004 audited financial statements and met separately with both management and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has the primary responsibility for Deluxe’s financial statements and the overall reporting process, including Deluxe’s system of internal controls. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Deluxe.

        The Audit Committee also received from, and discussed with, the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Deluxe. As part of its efforts to ensure the independence of Deluxe’s independent auditors, the Committee maintains a policy requiring the pre-approval by the Committee of all services to be provided by the independent auditors, and reviews all services actually performed by the auditors in connection with its discussions regarding the auditors continued independence. No persons other than the independent auditor’s full-time employees were used in conducting the independent auditor’s audit engagement. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of Deluxe’s financial statements.

        Based on the review and discussions referred to above, the Committee recommended to Deluxe’s Board of Directors that Deluxe’s audited financial statements be included in Deluxe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

MEMBERS OF THE AUDIT COMMITTEE Martyn R. Redgrave, Chair Isaiah Harris, Jr. William A. Hawkins, III Cheryl Mayberry McKissack Mary Ann O’Dwyer

31

Fees Paid to Independent Auditors

Aggregate fees for professional services rendered for Deluxe by PricewaterhouseCoopers LLP during the years ended December 31, 2004 and 2003 were:

	2004	2003
Audit	$1,391,500	$429,000

Audit-Related	140,800	339,900

Tax	3,500	9,600

Other	0	0

Total	$1,535,800	$778,500

The Audit fees billed for the years ended December 31, 2004 and 2003 were for professional services rendered for audits of the annual consolidated financial statements and reviews of the related quarterly financial statements included in Deluxe’s quarterly reports on Form 10-Q filed with the SEC, assurance services in connection with the filing of SEC registration statements and consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit. Audit fees for 2004 also included $419,500 for attestation services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit-Related fees billed in each of the fiscal years ended December 31, 2004 and 2003 were for employee benefit plan audits. Audit-related fees for 2004 also included due diligence services related to the NEBS acquisition. Audit-related fees for 2003 also included $268,900 for assistance with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax fees for the year ended December 31, 2004 and 2003, respectively, were for services related to preparation of employee benefit plan returns.

The Audit Committee approved 100 percent of the services described above.

Policy on Audit Committee Pre-Approval of Independent Auditor Fees and Services

        In order to assure that our independent auditor is engaged only to provide audit and non-audit services that are compatible with maintaining the auditor’s independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is retained. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee. However, a full report of any such approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent auditor, Deluxe’s chief financial officer and Deluxe’s director of internal audit and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence, and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on the Investor Relations page of our website at www.deluxe.com under the “Corporate Governance” caption.

ITEM 2:   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to examine the financial statements of Deluxe for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP has acted as independent auditors of Deluxe since 2001.

        Pursuant to the Audit Committee Charter, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent auditors to the shareholders for ratification. Deluxe anticipates that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.

        The Board of Directors recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors.

OTHER BUSINESS

        The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Deluxe and its shareholders. The proxies solicited by Deluxe will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Deluxe printed and mailed these proxy materials.

2006 SHAREHOLDER PROPOSALS

        Any shareholder proposals intended to be included in the proxy statement for the annual meeting of shareholders in 2006 must be received by the Secretary of Deluxe at 3680 Victoria Street N., Shoreview, Minnesota 55126-2966 not later than the close of business on November 25, 2005. Proposals received by that date will be included in Deluxe’s 2006 proxy statement if the proposals are proper for consideration at an annual meeting and are required for inclusion in the proxy statement by, and conform to, the rules of the SEC.

        Deluxe’s Bylaws provide that a shareholder may present a proposal at the 2006 annual meeting of shareholders that is not included in Deluxe’s proxy statement if proper written notice is given to the chief executive officer or the Secretary of Deluxe at the principal executive offices of Deluxe no later than the close of business on November 25, 2005. The proposal must contain the information required by Deluxe’s Bylaws. You may obtain a copy of the Bylaws by writing to the Secretary of Deluxe.

By Order of the Board of Directors:

Anthony C. Scarfone Secretary

March 25, 2005 33

APPENDIX A

Deluxe Corporation

Director Independence Standards

I.	Introduction and Purpose

The listing standards of the New York Stock Exchange (NYSE) require that the Company’s Board be comprised of at least a majority of independent directors, and that the Board maintain Nominating/Governance, Compensation and Audit Committees comprised entirely of independent directors. The NYSE also requires the Board to make a formal determination each year as to which of its directors are independent, and to disclose these determinations in the Company’s proxy statement. The purpose of this document is to outline the standards under which the Board makes its independence determinations, thereby ensuring a consistent and disciplined approach to such determinations.

II.	Minimum Standards

The NYSE has established certain minimum standards of independence. According to these standards, a director is automatically disqualified from being deemed independent under the following circumstances:

A.	The director has been employed by the Company, or an immediate family member[1] has been an executive officer of the Company, within the last three years;

B.

The director or an immediate family member received more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, with the exception of director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is in no way contingent on continued service);

C.

The director or an immediate family member is a current partner of the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

D.

Within the last three years, the director or an immediate family member was an executive officer of another company on whose compensation committee one of the Company’s current executive officers served at the same time; or

E.

The director is a current employee, or an immediate family member is a current executive officer, of a company that, within any of the last three fiscal years, has made payments to, or received payments from, the Company for property or services in an amount exceeding the greater of $1 million or 2% of such other company’s consolidated gross revenues in that fiscal year. (Note that while contributions to charitable organizations are not deemed “payments” under this standard, the Company would have to disclose in its proxy statement contributions in excess of these thresholds to any charity for which a director serves as an executive officer.)

III.	Assessment of Other Relationships – Categorical Standards

In addition to meeting the minimum standards set forth in Section II, no director qualifies as “independent” under the NYSE’s rules unless the Board affirmatively determines that the director

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[1] For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children and siblings (whether by blood or adoption), mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

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has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The basis for determining that any relationship is not material must be disclosed in the Company’s proxy statement. However, as an alternative to discussing all non-material relationships a Company might have with its directors, the NYSE allows companies to adopt and disclose categorical standards of independence and make general disclosures as to which directors meet those standards. The following categorical standards have been established to assist the Board in making its independence determinations.

A director who satisfies all of the following standards (in addition to the minimum standards set forth in Section II and any standards applicable to them as Audit Committee members – See Section IV) may be deemed independent. A director who fails to satisfy any particular categorical standard may still be determined to be independent, but the specific basis for such a determination must be explained in the Company’s proxy statement.

Categorical Standards of Independence

A.

The director has never been an employee or executive officer of the Company or any affiliate. (For purposes of these standards, an “affiliate” is any person or entity that controls, is controlled by, or is under common control with another person or entity, such as subsidiaries, sibling companies and parent companies.)

B.

The director is not a former executive, founder or principal of the Company, or of any affiliate, firm or entity acquired by the Company, or firm or entity that was part of a joint venture or partnership including the Company.

C.	No immediate family member of the director is a current employee, or a former executive officer, of the Company or any affiliate.

D.

Neither the director nor any immediate family member, nor any firm or entity with which such director or family member was affiliated in a professional capacity, has provided investment banking advice or served as the Company’s primary legal advisor within the past two years.

E.

Neither the director nor any immediate family member has any direct transactional relationship with the Company or its affiliates, or otherwise has an active role in providing, is a partner or principal owner of a firm or entity providing, or otherwise receives compensation based on the provision of consulting, advisory or other professional services to the Company or its affiliates or officers (except for compensation received by a director solely in his or her capacity as a director).

F.

The director is not a director, trustee, executive officer or employee, and no immediate family member is an executive officer, of any firm or entity (including charitable and non-profit organizations) that, within the last two years, has made annual payments to or received annual payments from the Company or its affiliates in excess of the greater of $200,000 or five percent of the recipient’s consolidated gross revenues.

G.

The director is the beneficial owner (as that term is defined under Rule 13d of the Securities Exchange Act of 1934, as amended) of less than ten percent (10%) of the Company’s outstanding voting securities.

H.

The director is not a party to any contract or arrangement regarding their nomination or election to the Board, or requiring them to vote with management on proposals brought before the Company’s shareholders.

IV.	Audit Committee Membership

In addition to meeting the foregoing independence requirements, all Audit Committee members must satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act. Assuming the director meets the standards outlined in Sections II and III above, the only

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additional standard they must pass to be eligible for Audit Committee service is that they not, directly or indirectly, accept any “consulting, advisory or other compensatory fee” from the Company, other than in their capacity as Board or Committee members. Given that this prohibition applies to indirect as well as direct payments, payments to family members and entities with which a director is affiliated must be considered. The SEC has indicated, however, that not all commercial relationships are prohibited, but only relationships involving legal, accounting, investment banking, financial advisory and consulting services.

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Annual Meeting of Shareholders

Shareholders are invited to attend Deluxe’s annual meeting of shareholders. It will be held Wednesday, April 27, 2005, at Deluxe’s headquarters — 3680 Victoria St. N., Shoreview, Minnesota, 55126, at 2:00 p.m. (CDT).

Toll-free Shareholder Information Line

You may dial the toll-free number 888-359-6397 (888-DLX-NEWS) to listen to the latest quarterly financial results, dividend news and other information about Deluxe.

Information about Deluxe also can be found in the Investor Relations section of our website: http://www.deluxe.com.

Dividend Direct Deposit

Deluxe Corporation directly deposits dividends into the accounts of its employee shareholders. This service also is available to shareholders who are not employees. It allows shareholders to have their dividends automatically deposited into an account at the financial institution they designate. Direct deposit provides convenient, fast access to dividend payments.

For additional information about dividend deposit or to change the account to which your dividend is currently being deposited, please contact Wells Fargo Bank, N.A. by telephone at 800-468-9716 (toll-free) or by e-mail at www.wellsfargo.com/com/shareowner_services.

Deluxe Corporation 3680 Victoria St. N. Shoreview, MN 55126-2966 P.O. Box 64235 St. Paul, MN 55164-0235

proxy

This proxy is solicited on behalf of the Board of Directors.

     The undersigned appoints Lawrence J. Mosner, Ronald E. Eilers and Anthony C. Scarfone as proxies, each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 7, 2005, at the annual meeting of shareholders to be held on April 27, 2005, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted FOR each of the nominees for the Board of Directors listed on the other side and FOR proposal 2. Also, by signing this proxy, you authorize the above named proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

See reverse for voting instructions.

COMPANY #

There are three ways to vote.

Your telephone or internet vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE. It’s toll-free. It’s quick, easy, and immediate.    800-560-1965

  Use any touch-tone telephone to grant your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2005.
  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET. It’s quick, easy, and immediate.   http://www.eproxy.com/dlx/

  Use the internet to grant your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2005.
  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope that we provided, or return it to Deluxe Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or the internet, please do not mail your proxy card.
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The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Election of directors	01 Ronald E. Eilers 02 T. Michael Glenn 03 Charles A. Haggerty 04 Isaiah Harris, Jr.	05 William A. Hawkins, III 06 Cheryl Mayberry McKissack 07 Lawrence J. Mosner 08 Stephen P. Nachtsheim	09 Mary Ann O’Dwyer 10 Martyn R. Redgrave	☐	Vote FOR all nominees (except as indicated in the box below)	☐	Vote WITHHELD from all nominees

To withhold authority to vote for any nominees, write the number(s) of the nominee(s) in the box to the right.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain
3.	Take action on any other business that may properly come before the meeting and any adjournment thereof.
Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________________________, 2005

Signature(s) in Box
Please sign exactly as name appears at the left. When shares are held by joint tenants, either or both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shareholder is a corporation, please sign in full corporate name by president or other authorized officer. If the shareholder is a partnership, please sign in partnership name by authorized person.